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EXHIBIT 10.11
                              OneWeb Systems, Inc.

February 15, 2000

Mr. Tom McMurrain
GlobalETutor
3340 Peachtree Road, Suite 1800
Atlanta, GA  30326
                            Authorization to Proceed

This interim Agreement between GlobalETutor, Inc. ("Client") and One Web
Systems, Inc. ("OneWeb") authorizes One Web to perform content-specific work on the Client's Web Site. A Master Service Agreement is being prepared and will supersede all prior agreements. By signing below, Client authorizes OneWeb to proceed with the creation of the initial tutorial content required for the initial Web site launch. In order to create the initial content, OneWeb will contract with NIIT to supply OneWeb with 7 educational staff members to work under the direction of One Web. These staff members will under contract with OneWeb for 4-6 weeks, and their services will be billed weekly per the schedule provided below. The estimated cost of the first 4 weeks of the content development effort is $216,000. The content work covered under this Agreement is in addition to the OneWeb development efforts previously authorized. The Client understands that this is only an estimate and that the Client will be billed for the actual costs on a time an materials basis. After the initial 4-6 week engagement, the content pricing will be reviewed and a fixed price fee proposal for content development will be prepared as an option to replace the time and materials methodology.

OneWeb requires an up-front payment of half of the estimated cost of the content creation effort. OneWeb will bill the client weekly for the actual services provided. A prorated portion of the up-front will be credtied to each weekly invoice and the balance will be due 15 days from the billing date.

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Hourly Staffing Rates

Instructional Designer          $270              Designers                        $180
Educational Writer              $180              Educational Developers           $180

Please sign below to indicate your acceptance of this Authorization to Purchase and send the original copy back to OneWeb Systems, Inc. In order to proceed, the initial payment must be received by OneWeb.

Accepted on behalf of:
OneWeb Systems, Inc.                          GlobalETutor.com
/s/ Art Bottoms                                        /s/ Thomas McMurrain
VP of Finance                                          Chief Executive Officer